Exhibit 10.2

2022 PERFORMANCE SHARE UNIT

AWARD AGREEMENT

This 2022 Performance Share Unit Award Agreement (the "Agreement") is entered into as of May 5, 2022 between SunOpta Inc., a Canadian corporation (the "Company"), and Joseph Ennen (the "Recipient").

On May 5, 2022 (the "Award Date") the Company's Board of Directors or the Compensation Committee of the Board of Directors (the "Board") authorized the grant of performance share units to Recipient pursuant to the terms of this Agreement. Recipient desires to accept the award subject to the terms and conditions of this Agreement. This award is granted under and subject to the terms of the Company's Amended 2013 Stock Incentive Plan.

NOW, THEREFORE, the parties agree as follows:

1. Award.  The Company grants to Recipient 534,758 performance share units ("PSUs"), which represents 200% of Recipient's target amount of PSUs, with respect to the Company's common shares ("Common Shares").  Subject to the terms and conditions of this Agreement, the Company shall issue to Recipient the number of Common Shares of the Company, or cash in lieu thereof pursuant to Section 4, corresponding to the number of PSUs determined under this Agreement based on (a) the performance of the Company as described in Section 2 and (b) Recipient's continued employment through the vesting date pursuant to Section 3.

2. Performance Conditions. The vesting of the PSUs, if vesting occurs at all, is dependent on the Company's total shareholder return (the "TSR") performance relative to the Russell 3000 Food and Beverage companies (62 companies total) designated for comparison by the Board, as noted in the table below (the "Hurdles") during the three-year period commencing on January 1, 2022 and continuing through December 31, 2024 (the "Performance Period"), subject to the Recipient's continued employment until May 5, 2025 (the "Vesting Date").

A percentage of the PSUs shall vest upon achievement of the applicable Hurdle in accordance with the table below. Achievement of the Hurdle shall be determined by calculating the TSR for the Company and each of the companies in the Russell 3000 Food and Beverage designated index using a 20-trading day average closing price as of December 31, 2024. The following parameters shall apply to the calculation: dividends and cash equivalent distributions for a company shall be considered reinvested; any company that ceases trading during the Performance Period shall be excluded from the beginning and ending calculation (e.g. acquired companies and financial distressed companies).

Percentile Hurdle	Portion of PSUs That Will Vest
Less than 25th percentile	0%
25th percentile	25%
50th percentile	100%
75th percentile	125%
90th or more percentile	200%

If none of the Hurdles are met, none of the PSUs will vest.  If the 25th percentile Hurdle is met, only 25% of the PSUs will vest.  If the 50th percentile Hurdle is met, 100% of the PSUs will vest.  If the 90th percentile or above Hurdle is met, 200% of the PSUs will vest. Performance shall be interpolated between the Hurdles (i.e. between 25th and 50th percentile, 50th and 75th percentile, and 75th and 90th percentile).

In the event the Company is acquired during the Performance Period and the Company's Common Shares cease to be publicly traded as a result of such acquisition, relative TSR for purposes of determining achievement of the Hurdle will be calculated for the Company and the comparison companies as of the date the Company's Common Shares cease to be publicly traded, based on the 20-trading day average closing price prior to the last trading date rather than December 31, 2024.

All vested PSUs shall be settled by the Company as soon as reasonably practicable following the Vesting Date, subject to continued employment through the Vesting Date pursuant to Section 3 (except as provided in Sections 3.2, 3.3 or 3.4), and all unvested PSUs shall be forfeited and cancelled.

3. Employment Condition.

3.1 Payout.  In order to receive a payout of shares under this Agreement, Recipient must be employed by the Company continuously from the Award Date through the Vesting Date, except as provided in Sections 3.2, 3.3 or 3.4 below. For purposes of this Agreement, Recipient is considered to be employed by the Company if Recipient is employed by the Company or any parent or subsidiary of the Company (an "Employer").

3.2 Total Disability.  If Recipient's employment with the Company is terminated at any time prior to the end of the Performance Period because of Total Disability (as defined in the Plan), then on the Vesting Date, to the extent the Hurdle has been achieved,  a number of PSUs shall vest equal to the number of PSUs that would have vested had Recipient been continuously employed by the Company through the Vesting Date based on achievement of the Hurdle, multiplied by a fraction, the numerator of which is the number of days elapsed from the Award Date to and including the date of termination, and the denominator of which is 1096, rounded down to the nearest whole share.

3.3 Death.  If Recipient's employment with the Company is terminated at any time prior to the end of the Performance Period because of death, then on the Vesting Date, to the extent the Hurdle has been achieved,  a number of PSUs shall vest equal to the number of PSUs that would have vested had Recipient been continuously employed by the Company through the Vesting Date based on achievement of the Hurdle, multiplied by a fraction, the numerator of which is the number of days elapsed from the Award Date to and including the date of termination, and the denominator of which is 1096, rounded down to the nearest whole share.

3.4 Qualifying Retirement. If Recipient's employment with the Company terminates as a result of Recipient's retirement after (i) his 55th birthday, (ii) being continuously employed by the Company for five years and (iii) the one-year anniversary of the Award Date, then on the Vesting Date, to the extent the Hurdle has been achieved, a number of PSUs shall vest equal to the number of PSUs that would have vested had Recipient been continuously employed by the Company through the Vesting Date based on achievement of the Hurdle, multiplied by a fraction, the numerator of which is the number of days elapsed from the Award Date to and including the date of termination, and the denominator of which is 1096, rounded down to the nearest whole share.

3.5  Change in Control.  If a Change in Control (as defined in the Plan) occurs and Recipient's employment with the Company is terminated by the Company (or its successor) without Cause or by Recipient with Good Reason at any time within 12 months following the Change in Control and prior to the end of the Performance Period, any unvested PSUs as to which the applicable Hurdle has been satisfied as of the date of Change in Control shall immediately vest as of the date of employment termination and any such PSUs that vest in accordance with this Section 3.5 shall be settled in accordance with the terms of this Agreement, provided that Recipient executes and delivers a release of claims in accordance with this Section 3.5.  Recipient shall not be entitled to receive any shares with respect to any PSUs as to which the applicable Hurdle performance requirements have not been satisfied as of the Change in Control.  For purposes of this Agreement:

"Cause" means the occurrence of any of the following:

(i)  the commission of an act that constitutes a felony under the laws of the United States or any individual State or under the laws of a foreign country; or

(ii) the commission of an act of fraud, embezzlement, sexual harassment, dishonesty, theft, or an intentional act that results in a material loss, damage or injury to the Company; or

(iii) the commission of an act of moral turpitude which is materially injurious to the Company; or

(iv) the failure of Recipient to participate in the reasonable and lawful business activities of the Company in a manner consistent with his or her job duties, provided such failure continues for more than ten days after written notice to Recipient specifying such failure in reasonable detail.

"Good Reason" means the occurrence of any of the following:

(i) a material diminution in Recipient's authority, duties or responsibilities after the Change in Control compared to immediately prior to the Change in Control; provided that Good Reason shall not exist (A) solely as a result of a change in reporting relationship or (B) if Recipient continues to have the same or a greater general level of responsibility for the Company operations after the Change in Control as Recipient had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company; or

(ii) Recipient is required to be based more than eighty (80) miles from where Recipient's office is located immediately prior to the Change in Control; or

(iii) a material reduction in Recipient's base salary, or the Company or the surviving company fails to provide substantially equivalent target incentive opportunities under short term and long term incentive plans after the Change in Control that unless offset by an increase in base salary would result in a material reduction of the Recipient's total compensation package, as compared to immediately prior to the Change in Control;

provided, however, that such termination shall not be for "Good Reason" unless Recipient provides notice to the Company of the existence of the condition described above within 30 days of the initial existence of the condition and the Company does not remedy such condition on or before the 30th day following such notice (or the following business day if such 30th day is not a business day).  Accelerated vesting of the PSUs in accordance with this Section 3.5 is conditioned on Recipient executing and delivering to the Company a release of claims in a form supplied by the Company (the "Release") within 21 days following the date the Company delivers the form of Release to Recipient and the Release becoming effective by virtue of Recipient not revoking the Release during any period Recipient is allowed by law to revoke.

3.6 Other Terminations.  If Recipient's employment by the Company is terminated at any time before the Vesting Date and none of Sections 3.2, 3.3, 3.4 or 3.5 applies to such termination, Recipient shall not be entitled to receive any shares under this Agreement.

4. Payment.  As soon as practicable following the Vesting Date, the Board shall determine the number, if any, of Common Shares, issuable pursuant to this Agreement.  Subject to applicable tax withholding, such shares shall be issued to Recipient as soon as practicable following the Vesting Date; provided, however, that the Board in its discretion may pay Recipient cash in lieu of some or all the shares of Common Stock issuable pursuant to this Agreement valued at the closing price of the Company's shares of Common Stock on the Nasdaq Stock Exchange on the Vesting Date or, if the Company's Common Stock is not publicly traded, fair market value as determined by the Board. No fractional shares shall be issued and the number of shares deliverable shall be rounded down to the nearest whole share, and any remaining fractional shares shall be paid in cash.  Notwithstanding anything hereinabove to the contrary, if Section 3.5 requires an earlier award payout, a similar process shall be followed in accordance with the timing identified therein.

5. Tax Withholding.

 5.1 If Recipient is a U.S. or Canadian taxpayer, Recipient acknowledges that on the date that shares underlying the PSUs are issued to Recipient, the fair market value of the Common Shares will be treated as ordinary compensation income for federal and state and provincial income tax purposes and employment tax purposes (including FICA in the U.S. and EI and CPP in Canada), and that the Company will be required to withhold taxes on these income amounts pursuant to Section 5.2 below.  The Company will inform employees in other countries of the tax treatment of the PSUs and withholding requirements.

 5.2 Prior to any relevant taxable or tax withholding event, as applicable, Recipient agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all federal, state and other tax withholding obligations. In this regard, Recipient authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy applicable withholding obligations by one or a combination of the following:

(a) withholding from Recipient's other cash compensation paid by the Company and/or the Employer; or

(b) withholding from proceeds of the sale of Common Shares acquired upon vesting/settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company on Recipient's behalf pursuant to this authorization; or

(c) withholding in Common Shares to be issued upon vesting/settlement of the PSUs or, if the PSUs are settled in whole or part in cash, withholding the cash to be paid in settlement.

5.3 If the withholding obligation is satisfied by withholding in Common Shares, for tax purposes, Recipient is deemed to have been issued the full number of Common Shares subject to the vested PSUs, notwithstanding that a number of the Common Shares are held back solely for the purpose of paying the withholding.

5.4 Recipient agrees to pay to the Company or the Employer any amount the Company or the Employer may be required to withhold or account for as a result of this award that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares if Recipient fails to comply with these obligations.

6. Stock Splits, Stock Dividend; Mergers, Etc.

6.1 If the outstanding Common Shares of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Company in the number and kind of shares subject to the PSUs, so that Recipient's proportionate interest before and after the occurrence of the event is maintained, relative to other shareholders of the Common Shares.  Notwithstanding the foregoing, the Company shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Company.  Any such adjustments made by the Company shall be conclusive.  For the avoidance of doubt, this provision is intended to put the Recipient in the same position with respect to each PSU as if Recipient owned a share of common stock immediately prior to such event.

6.2  Mergers, Reorganizations, Etc. If, while any unvested PSUs are outstanding, there shall occur a merger, consolidation, amalgamation or plan of exchange, in each case involving the Company pursuant to which outstanding Common Shares are converted into cash or other stock, securities or property (each, a "Transaction"), (i) all outstanding PSUs as to which the applicable Hurdle performance requirement set forth in Section 2 has not been satisfied as of the closing of the Transaction shall be forfeited and cancelled and (ii) the Board of Directors, may, in its sole discretion, provide that the remaining PSUs shall be treated in accordance with any of the following alternatives:

(a) The remaining PSUs shall be converted into performance share units to acquire stock of the surviving or acquiring corporation in the Transaction (unless otherwise accelerated as determined by the Board of Directors in its sole discretion) and shall be subject to continued employment of Recipient by the Company or any acquiring or surviving company through such vesting date, with the amount and type of shares subject thereto to be conclusively determined by the Board of Directors, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of common shares of the Company following the Transaction, and disregarding fractional shares, and the performance measures adjusted to reflect the circumstances of the Company or any acquiring or surviving corporation as conclusively determined by the Board of Directors;

(b) The remaining PSUs shall be cancelled effective immediately prior to the consummation of the Transaction, and, in full consideration of the cancellation, the surviving company shall pay to Recipient upon the completion of the Performance Period, with payment subject to continued employment of  Recipient by the Company or any acquiring or surviving company through such date, an amount in cash, for each remaining PSU, equal to the value, as determined by the Board of Directors, of the Common Shares subject to the unvested PSUs at the time of closing of the Transaction, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of Common Shares of the Company following the Transaction or other consideration paid in the Transaction to holders of Common Shares of the Company; or

(c) The remaining PSUs shall become vested in full and all unissued shares subject to the PSUs shall be issued immediately prior to the consummation of the Transaction.

  7. Section 409A.  The award granted pursuant to this Agreement is intended to be compliant with Section 409A of the Internal Revenue Code ("Section 409A") and shall be interpreted consistent with such intent.  The Company may amend this Agreement, adopt policies or procedures or take other actions, including with retroactive effect, that the Company determines are necessary or appropriate to exempt the award from the application of Section 409A or to comply with the requirements of Section 409A.  Notwithstanding the foregoing, the Company makes no representation or warranty to Recipient with regard to the application of Section 409A to any amounts payable pursuant to this Agreement and shall in no event be obligated to mitigate or indemnify for any taxes otherwise imposed on Recipient as a result of application of Section 409A.

8. No Right to Employment.  Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to interfere in any way with the right of the Company to terminate Recipient's employment at any time for any reason, with or without cause.  For the avoidance of doubt, this provision is intended to put the Recipient in the same position with respect to each PSU as if Recipient owned a share of common stock immediately prior to such event.

9. Clawback.  This award and any stock issued pursuant to this award are subject to recovery under the Company's clawback policy or any law, government regulation or stock exchange listing requirement and will be subject to such deductions and clawback made pursuant to such policy, law, government regulation, or stock exchange listing requirement, all as determined by the Board of Directors or the Compensation Committee.  The Company's current clawback policy is subject to revision by the Board or Compensation Committee at any time and from time to time.

10. Miscellaneous.

10.1 Entire Agreement; Amendment.  This Agreement constitutes the entire agreements of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

10.2 Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States or Canadian mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: General Counsel, at its principal executive offices or to Recipient at the address of Recipient in the Company's records, or at such other address as such party may designate by ten (10) days' advance written notice to the other party.

10.3 Assignment; Rights and Benefits.  Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company's successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient's heirs, executors, administrators, successors and assigns.

10.4 Further Action.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

10.5 Applicable Law.  The terms and conditions of this Agreement will be interpreted under the laws of Minnesota, exclusive of choice of law rules.  In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys' fees to be set by the trial court and, upon any appeal, the appellate court.

10.6 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

SUNOPTA INC.

/s/ Joseph D. Ennen	By:	/s/ Jill Barnett
Recipient		Authorized Officer